UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2006

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	333-126087	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

KBS Real Estate Investment Trust, Inc. (the “Company”) has entered into an agreement to acquire a four-story office building located in Tampa, Florida (the “Sabal Pavilion Building”) as one of its initial investments. On March 28, 2006, the Company’s external advisor, KBS Capital Advisors LLC, entered into a purchase and sale agreement with NCFLA II Owner LLC to purchase the Sabal Pavilion Building. On April 26, 2006, KBS Capital Advisors assigned this purchase and sale agreement to an indirect, wholly owned subsidiary of the Company for no consideration. Pursuant to this agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. NCFLA II Owner LLC, the seller, is not affiliated with the Company or its advisor.

The purchase price of the Sabal Pavilion Building is $24,250,000 plus closing costs. The Company would fund the purchase of the Sabal Pavilion Building with proceeds from a loan from an unaffiliated lender and a loan from its sponsors. The Company is currently negotiating the terms of both of these loans.

The Sabal Pavilion Building is a four-story office building containing approximately 120,500 rentable square feet and is located on an approximate 11.9-acre parcel of land at 3620 Queen Palm Drive in Tampa, Florida. The Sabal Pavilion Building, which was completed in 1998, is 100% leased to Ford Motor Credit Company. The current aggregate annual base rent payable under the Ford Motor Credit lease, which expires in March of 2010, is approximately $2.48 million.

There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit $500,000 in earnest money.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: May 2, 2006	BY:	/s/ CHARLES J. SCHREIBER, JR.
Charles J. Schreiber, Jr.
Chief Executive Officer

3